UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 26, 2010

MedQuist Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New Jersey	0-19941	22-2531298
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Bishops Gate Boulevard, Suite 300, Mount Laurel, New Jersey		08054-4632
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	856.206.4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

AMENDMENT NO. 1 TO SALES & SERVICES AGREEMENT WITH CBAY SYSTEMS & SERVICES INC.

On March 9, 2010, MedQuist Transcriptions, Ltd., a wholly-owned subsidiary of MedQuist Inc. (the "Company"), entered into a Sales & Services Agreement (the "Sales & Services Agreement") with CBay Systems & Services, Inc. ("CBay Systems") pursuant to which the Company outsources certain medical transcription services to CBay Systems. CBay Systems is an affiliate of the Company’s majority shareholder, CBay, Inc., which owns approximately 69.5% of the Company’s outstanding common stock. Under the Sales & Services Agreement, CBay Systems has discontinued its new customer marketing efforts for transcription services to hospitals in North America and has become the exclusive supplier to the Company of Asian based transcription production services, which are either performed directly by CBay Systems or through a network of third party suppliers managed by CBay Systems. Under the Sales & Services Agreement, the Company pays CBay Systems a per line fee based on each transcribed line of text processed and the specific type of service provided. The Sales & Services Agreement will expire on March 10, 2015, and thereafter shall automatically renew for two additional five year terms, unless either party provides the other with written notice of its election to terminate the agreement at the end of the initial term or at the end of a renewal term, provided such notice is provided to the other party, not earlier than 12 months nor less than six months prior to the end of the initial term or the applicable renewal term. Either the Company or CBay Systems may terminate the Sales & Services Agreement if the other party materially breaches any term of the agreement, or in the event CBay Systems and its affiliates (other than the Company or its subsidiaries) cease to control, directly or indirectly, the power to vote at least thirty percent (30%) of the Company’s issued and outstanding common equity. On July 26, 2010, MedQuist Transcriptions, Ltd. and CBay Systems entered into Amendment No. 1 to the Sales & Services Agreement, to allow for (i) CBay Systems to assign to the Company, CBay Systems’ services agreements with its customers that require transcription services to be performed predominantly within the United States, (ii) CBay Systems to license from the Company the use of the Company’s proprietary clinical documentation workflow management system - the DocQment™ Enterprise Platform ("DEP") - which CBay Systems shall have the right to market to new CBay Systems’ customers on a per line fee basis and for which CBay Systems will pay the Company its costs plus 15% for professional services related to the DEP usage, including implementation, training, maintenance and support, and customization, and (iii) the Company and CBay Systems to provide certain ancillary, non-core services to one another during the term of the Sales & Services Agreement, if mutually agreeable, to be provided at the service provider’s cost plus 15%.

Amendment No. 1 to the Sales & Services Agreement will be filed by the Company as an exhibit to its quarterly report on Form 10-Q for the quarter ending September 30, 2010, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

AMENDMENT NO. 1 TO SUBCONTRACTING AGREEMENT WITH CBAY SYSTEMS & SERVICES INC.

On March 31, 2009, MedQuist Transcriptions, Ltd. entered into a transcription services subcontracting agreement (the "Subcontracting Agreement") with CBay Systems, pursuant to which CBay Systems subcontracts certain medical transcription, editing and related services to the Company. Under the Subcontracting Agreement, the Company provides medical transcription, editing and related services to CBay Systems using labor located within the United States using the Company’s DEP. The specific services to be performed are set forth in order forms delivered by CBay Systems to the Company from time to time during the term of the Subcontracting Agreement. On July 26, 2010, MedQuist Transcriptions, Ltd. and CBay Systems entered into Amendment No. 1 to the Subcontracting Agreement, to allow for fees to be paid to the Company by CBay Systems when CBay Systems subcontracts to the Company only a portion of CBay Systems’ operational performance obligations pursuant to CBay Systems’ services agreement with its customer. In those instances when CBay Systems fully subcontracts to the Company all of CBay Systems’ operational performance obligations pursuant to CBay Systems’ services agreement with its customers, the Company receives 98% of the net monthly fees collected by CBay Systems from such customers for the services provided by the Company. In those instances when CBay subcontracts to the Company only a portion of CBay Systems’ operational performance obligations pursuant to CBay Systems’ services agreement with its customer, the Company receives from CBay Systems (i) any of the Company’s implementation costs plus 15% incurred by the Company to set up the provision of services by the Company to the CBay Systems’ customer and (ii) the rate mutually agreed upon by the Company and CBay Systems set forth in an order form for the services to be provided by the Company.

Amendment No. 1 to the Subcontracting Agreement will be filed by the Company as an exhibit to its quarterly report on Form 10-Q for the quarter ending September 30, 2010.

The Audit Committee of the Company's board of directors has been charged with the responsibility of approving or ratifying all related party transactions. To ensure that the terms of the related party transactions are not less favorable than what would be obtained in an arm’s-length transaction, the material terms and conditions of the related party agreements, as amended, described in this Current Report on Form 8-K, were reviewed and approved by the Audit Committee pursuant to the Company’s Related Party Transaction Policy. The Company’s Audit Committee is comprised solely of independent directors, none of whom have an interest in any of the related party transactions with CBay Systems.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedQuist Inc.

August 3, 2010	By:	Mark R. Sullivan

Name: Mark R. Sullivan
Title: General Counsel, Chief Compliance Officer & Secretary